Exhibit 10.1

CONTACTS Chief Financial Officer Meir Moshe +972-3766-8610 Corporate Media Relations Michael Lordi +1 201-785-3206 mikel@radware.com

For Immediate Release

Radware Ltd. Announces Second Quarter 2012 Results

* Record Quarterly Revenues of $46.8 Million
* Record Quarterly Non-GAAP EPS $0.43
* Record Quarterly Non-GAAP Operating Margin 21%

TEL AVIV, ISRAEL: July 26, 2012 — Radware® (NASDAQ: RDWR), a global leader of application delivery and application security solutions for virtual and cloud data centers, today reported quarterly revenues of $46.8 million for the second quarter of 2012. This represents an increase of 14% compared with revenues of $41.1 million for the second quarter of 2011.

Net income on a GAAP basis for the second quarter of 2012 was $7.6 million or $0.32 per diluted share, compared with net income of $4.9 million or $0.21 per diluted share for the second quarter of 2011.

Net income on a Non-GAAP basis for the second quarter of 2012 was $10.0 million or $0.43 per diluted share, compared with net income of $7.3 million or $0.32 per diluted share for the second quarter of 2011.

At the end of the second quarter 2012, the company’s overall cash position including cash, short-term bank deposits and marketable securities amounted to $250.2 million, representing an increase in the company's cash position of approximately $11.4 million in the second quarter of 2012.

"We are continuing to see steady growth for the business," stated Roy Zisapel president and chief executive officer, Radware. "This is fueled by not only increased traction for our solutions in the Americas but also our ability to secure large deals with carriers and cloud/service providers to help them address burgeoning mobile data, security, and managed services demands.
In addition, strong demand for our attack mitigation solution continues as seen both by our growing install base and by our new partnership with CheckPoint”

During the second quarter 2012, Radware released the following significant announcements:

•	Radware Joins Open Networking Foundation
•	Multiple Social Networking Companies Select Radware to Defend Against Cyber Attacks
•	Radware Earns 2011 Unified Communications Product of the Year Award
•	Radware's Alteon® 10000 Delivers the Capacity and Performance Needed to Help a U.S. Tier 1 Carrier Expand Its DNS Application
•	Radware Collaborates with IBM to Help Customers Achieve Superior Value from Cloud Computing and Virtualization
•	Radware Ltd. Announces First Quarter 2012 Results
•	Radware Speakers at Interop to Address Software Defined Networking in the Virtual Data Center and Optimizing the Cloud
•	Radware and NEC Collaborate to Take OpenFlow Security to the Next Level
•	Knorr-Bremse Deploys Radware's Alteon® 5224 to Ensure Cost-Effective Application Delivery During Recent Data Center Upgrade
•	Radware's Carl Herberger to Deliver Keynote at SecureWorld: Philadelphia May 24
•	Yes Satellite Television Service Provider Says ‘Yes’ to Radware’s ADC and Application Security Solutions
•	Radware's DefensePro® Earns Common Criteria Evaluation Assurance Level 4+
•	Radware Unveils Attack Mitigation Black Belt Challenge
•	Radware Provides Leading Attack Mitigation Capabilities for Check Point’s DDoS Protector™ Appliance Line
•	Radware Announces Second Quarter 2012 Earnings Conference Call
•	Radware’s FastView™ Technology Raises the Bar for Web Performance Optimization
•	Radware’s Attack Mitigation System Protects Online Businesses Against Encrypted DoS & DDoS Attacks

Company management will host a quarterly investor conference call at 8:45am ET on July 26, 2012. The call will focus on financial results for the quarter ending June 30, 2012 and certain other matters related to the Company’s business.

The conference call will be webcast on July 26, 2012 at 8:45a.m. ET in the “listen only” mode via the Internet at: http://www.radware.com/Company/InvestorRelations/default.aspx and will be available for replay during the next 30 days.

Please use the following dial-in numbers to participate in the second quarter 2012 call:

Participants in the US call: Toll Free +1 (866) 966-9439
International participants call: +44 (0) 1452-555-566
Conference ID:  94844084

About Radware
Radware (NASDAQ: RDWR), is a global leader of application delivery and application security solutions for virtual and cloud data centers. Its award-winning solutions portfolio delivers full resilience for business-critical applications, maximum IT efficiency, and complete business agility.  Radware’s solutions empower more than 10,000 enterprise and carrier customers worldwide to adapt to market challenges quickly, maintain business continuity and achieve maximum productivity while keeping costs down.  For more information, please visit www.radware.com.

Radware encourages you to join our community and follow us on LinkedIn, Radware Blog, Twitter, YouTube and the Radware Connect app for iPhone®.

Use of Non-GAAP Financial Information
In addition to reporting financial results in accordance with generally accepted accounting principles (GAAP), Radware uses non-GAAP measures of net income and earnings per share, which are adjustments from results based on GAAP to exclude stock-based compensation expenses, in accordance with ASC No. 718, amortization of intangible assets, and exchange rate differences, net on balance sheet items included in finance income. Such exchange rate differences may vary from period to period due to changes in exchange rates driven by general market conditions or other circumstances outside of the normal course of Radware's operations. Management believes that exclusion of these charges allows comparisons of operating results that are consistent across past, present and future periods. Radware’s management believes the non-GAAP financial information provided in this release is useful to investors for the purpose of understanding and assessing Radware’s ongoing operations. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures discussed in this press release, to the most directly comparable GAAP financial measures, is included with the financial information contained in this press release. Management uses both GAAP and non-GAAP information in evaluating and operating business internally and, as such, has determined that it is important to provide this information to investors.

This press release may contain statements concerning Radware’s future prospects that are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations and projections that involve a number of risks and uncertainties.  There can be no assurance that future results will be achieved, and actual results could differ materially from forecasts and estimates.  These risks and uncertainties, as well as others, are discussed in greater detail in Radware’s Annual Report on Form 20-F and Radware’s other filings with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date on which they are made and Radware undertakes no commitment to revise or update any forward-looking statement in order to reflect events or circumstances after the date any such statement is made.  Radware’s public filings are available from the Securities and Exchange Commission’s website at www.sec.gov or may be obtained on Radware’s website at www.radware.com.

Condensed Consolidated Balance Sheets
(U.S. Dollars in thousands)

	December 31, 2011	June 30, 2012
		(Unaudited)
Current assets
Cash and cash equivalents	17,386	12,044
Available-for-sale marketable securities	10,334	5,671
Short-term bank deposits	88,773	118,041
Trade receivables, net	12,565	17,733
Other receivables and prepaid expenses	3,625	3,332
Inventories	12,147	12,493
	144,830	169,314
Long-term investments
Available-for-sale marketable securities	102,644	114,479
Severance pay funds	3,047	2,823
	105,691	117,302

Property and equipment, net	11,084	10,663

Other assets
Intangible assets, net	8,163	6,645
Other long-term assets	1,365	1,143
Goodwill	24,465	24,465

Total assets	295,598	329,532

Current liabilities
Trade payables	5,099	4,798
Deferred revenues, other payables and accrued expenses	43,732	56,899
	48,831	61,697

Long-term liabilities	27,446	20,675

Shareholders’ equity
Share capital	528	546
Additional paid-in capital	233,353	244,559
Accumulated other comprehensive income (loss)	(1,663)	528
Treasury stock, at cost	(18,036)	(18,036)
Retained earnings	5,139	19,563
Total shareholders’ equity	219,321	247,160

Total liabilities and shareholders' equity	295,598	329,532

Condensed Consolidated Statements of Income
(U.S. Dollars in thousands, except share and per share data)

	For the Three months ended June 30,		For the Six months ended June 30,
	2011	2012	2011	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	41,115	46,802	79,734	91,823
Cost of revenues	8,318	8,810	16,197	17,342
Gross profit	32,797	37,992	63,537	74,481
Operating expenses:
Research and development	9,092	8,943	17,796	18,095
Selling and marketing	17,339	19,017	33,745	37,704
General and administrative	2,436	2,427	4,785	4,831
Total operating expenses	28,867	30,387	56,326	60,630
Operating income	3,930	7,605	7,211	13,851
Financial income, net	1,298	989	2,637	2,491
Income before taxes on income	5,228	8,594	9,848	16,342
Taxes on income	(298)	(1,043)	(529)	(1,918)
Net Income	4,930	7,551	9,319	14,424

Basic net earnings per share	$0.24	$0.35	$0.45	$0.67

Weighted average number of shares used to compute basic net earnings per share	20,927,549	21,859,625	20,801,998	21,677,698

Diluted net earnings per share	$0.21	$0.32	$0.41	$0.62

Weighted average number of shares used to compute diluted net earnings per share	22,976,000	23,399,494	23,001,985	23,268,450

Reconciliation of Supplemental Financial Information
(U.S. Dollars in thousands, except share and per share data)

	For the Three months ended June 30,		For the Six months ended June 30,
	2011	2012	2011	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

GAAP net Income	4,930	7,551	9,319	14,424
Stock-based compensation expenses, included in:
Cost of revenues	16	17	31	38
Research and development	286	279	539	607
Selling and marketing	781	860	1,391	1,826
General and administrative	345	254	663	528
	1,428	1,410	2,624	2,999
Amortization of intangible assets included in:
Cost of revenues	541	467	1,082	935
Selling and marketing	421	292	842	583
	962	759	1,924	1,518
Exchange rate differences, net on balance sheet items included in finance expenses (income)	(67)	287	(496)	19

Non-GAAP net income	7,253	10,007	13,371	18,960

Non-GAAP diluted net earnings per share	$0.32	$0.43	$0.58	$0.81

Weighted average number of shares used to compute Non-GAAP diluted net earnings per share	22,976,000	23,399,494	23,001,985	23,268,450